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COMPANY CONTACT                                      INVESTOR RELATIONS CONTACT:
Roslyn Palmiere                                  Evan D. Smith, CFA/Olga Fleming
Investor Relations                                   evan@lhai.com/olga@lhai.com
Autonomous Technologies                     Lippert Heilshorn & Associates, Inc.
(407) 384-1603                                                    (212) 838-3777



          AUTONOMOUS TECHNOLOGIES CLOSES $9 MILLION PRIVATE PLACEMENT
          -----------------------------------------------------------

ORLANDO, FL, JULY 2, 1997, AUTONOMOUS TECHNOLOGIES CORPORATION (NASDQ: ATCI) announced today that it closed the previously announced transaction for the private sale of 3,000,000 shares of common stock at $3.00 per share. A resale registration statement pertaining to these shares was declared effective on June 30, 1997 by the Securities and Exchange Commission. EVEREN Securities, Inc. acted as the placement agent for this private placement.

The net proceeds of the offering will be used to fund the Company's costs of clinical trials, new product development, other on-going operations, and capital expenditures and working capital. As a result of the sale of these shares, the Company has approximately 9.9 million shares of common stock outstanding.

ATCI is engaged in the design and development of the next generation excimer laser instruments for laser refractive surgery. ATCI's T-PRK(R)
(Tracker-assisted Photorefractive Keratectomy) instrument combines high speed, laser radar eye-tracking (LADARVision(R)) with precisely controlled, narrow-beam shaping technology.

The statements in this press release which express belief, anticipation or expectations, as well as other statements which are not historical fact, are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties that could cause actual results or performance of the Company to differ materially from the results or performance described herein.

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